Exhibit (a)(5)

i2 Telecom International, Inc.

Participation Statement

Pursuant to the

Offer to

Exchange Warrants

[Name of Participant]

Eligible Warrant Grant Date
Number of Unexercised Shares Underlying Eligible Warrants
Eligible Warrant Exercise Price
	Eligible Warrant Expiration Date			Total Number of New Shares to be issued if all Eligible Warrants are Tendered in Full

Totals

Legal Notices

This Participation Statement is governed by the actual terms and conditions set forth in the Offer to Exchange provided to you at the commencement of the Offer.

You are strongly advised to read the Offer to Exchange that will be filed on Schedule TO and the other documents related to the Offer filed with the Securities and Exchange Commission because they contain important information. You may obtain copies of these documents for free at the Securities and Exchange Commission website (www.sec.gov) or from the Company, by contacting Paul R. Arena, at (404) 567-4750.

The “Eligible Warrant Exercise Price” and “Number Of Unexercised Shares Underlying Eligible Warrants” columns reflect the 1:10 reverse stock split effected by i2 Telecom International, Inc. in May 2009.